Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Sharrifah Al-Salem, FD Ashton Partners
(415) 293-4414

RURAL/METRO REPORTS FISCAL 2009 FIRST-QUARTER RESULTS

First-Quarter Highlights:

•	Net revenue up 6% to $124.4 million, compared to $117.4 million in prior year

•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations up 20% to $14.4 million, compared to $12.0 million in prior year

•	Operating income up 22% to $11.6 million, compared to $9.5 million in prior year

•	Diluted Earnings Per Share (EPS) of $0.03, compared to prior-year EPS of $0.02

•	Average Patient Charge (APC) of $361 per transport, a $13-per-transport increase over prior-year quarterly APC of $348

•	Days’ Sales Outstanding (DSO) of 59 days, a 5-day improvement over prior year

SCOTTSDALE, Ariz. (Nov. 10, 2008) – Rural/Metro Corporation (NASDAQ: RURL), a leading provider of ambulance and private fire protection services, announced results today for its fiscal 2009 first quarter ended September 30, 2008, highlighting continued growth in revenue, EBITDA and operating income, as well as positive trends in key operating metrics.

Jack Brucker, President and Chief Executive Officer, said, “Our steady revenue and profit margin growth, gains in market share through recent new contract awards, and the ongoing success of our strategies to strengthen collections further demonstrate our ability to operate in today’s challenging economy.”

Mr. Brucker continued, “We were pleased to achieve a significant increase in APC in the first quarter when compared to the same period last year and to come in above our expectations. Of the $13 year-over-year improvement, more than half was due to improved collections. We believe opportunity remains for continued improvement as we continue to work diligently to reduce denials from insurance payers.”

Results of Operations for the First Quarter Ended September 30, 2008

Consolidated net revenue for the first quarter ended September 30, 2008 increased 6.0 percent, or $7.0 million, to $124.4 million, compared to $117.4 million for the same period in fiscal 2008. Ambulance services revenue increased 5.9 percent, or $5.8 million, to $105.3 million, compared to $99.5 million for the same prior-year period. Other services revenue, which includes fire protection services, increased 6.9 percent, or $1.2 million, to $19.1 million, compared to $17.9 million for the same prior-year period.

Consolidated quarterly net revenue growth was driven primarily by increases in same-service area revenue, which included improvements to APC and higher transport volume; new contract revenue derived primarily from non-emergency ambulance contracts in the Tennessee and Washington markets; and increases in fire subscription revenue and master fire contract fees.

Payroll and employee benefits for the first quarter were $76.4 million, or 61.4 percent of net revenue, compared to $74.1 million, or 63.2 percent of net revenue, in the same prior-year period. The dollar increase was driven primarily by cost-of-living employee pay raises, an executive severance accrual, and higher ambulance unit hours in the Tennessee market. These increases were offset in part by a decrease in employee health insurance expenses.

Other operating expenses for the first quarter were $29.8 million, or 23.9 percent of net revenue, an increase of $2.9 million when compared to $26.9 million, or 22.9 percent of net revenue, in fiscal 2008. The dollar increase was primarily driven by a $1.5 million increase in fuel. During the first quarter, the Company also increased its reserve related to ongoing negotiations with the State of Ohio regarding certain Medicare claims by an additional $1.0 million, of which $0.6 million was recorded in continuing operations and $0.4 million was recorded to discontinued operations. These increases were partly offset by a $1.2 million decrease in professional fees.

General and auto liability expense in the first quarter was $3.5 million, a decrease of $0.3 million when compared to general and auto liability expense of $3.8 million for the same prior-year period.

Net income for the first quarter was $0.8 million, or EPS of $0.03 per diluted share, compared to net income of $0.4 million, or EPS of $0.02 per diluted share, for the same prior-year period.

First-quarter net cash provided by operating activities was $12.6 million, compared to $7.9 million for the same period a year ago.

EBITDA from continuing operations for the first quarter increased 20.0 percent, or $2.4 million, to $14.4 million when compared to $12.0 million in EBITDA from continuing operations for the same prior-year period.

EBITDA from continuing operations is a key indicator used by management to evaluate operating performance. While EBITDA from continuing operations is not intended to replace presentations included in the Company’s consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes this measure is useful to investors in assessing the Company’s ability to meet future debt service, capital expenditure and working capital requirements. This calculation may differ in the method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to income/(loss) from continuing operations and discontinued operations for the three months ended September 30, 2008 and 2007 is included with this press release.

Quarterly Operating Statistics

First-quarter operating statistics trended as follows when compared to the same prior-year period:

•	Medical transports increased by 6,679 transports, or 2.5 percent, with the increase driven nearly equally by same-service area and new transport growth.

•

Average patient charge (APC) increased to $361 per transport from $348 per transport for the same period of the prior year. Of the $13 increase, slightly more than half was due to continuing improvement in collections, with the balance attributable to rate increases and changes in service level mix.

•

Days’ Sales Outstanding (DSO) decreased by five days, a factor of billing and collections improvements coupled with reductions in uncompensated care as a percentage of gross revenue. Uncompensated care as a percentage of gross revenue was 14.2 percent in the first quarter, compared to 15.0 percent in the same period a year ago.

The following table sets forth information with respect to medical transports, APC, and DSO during each of the five most recent quarters:

	Q1 ‘08 (9/30/07)	Q2 ‘08 (12/31/07)	Q3 ‘08 (3/31/08)	Q4 ‘08 (6/30/08)	Q1 ‘09 (9/30/08)
Medical Transports (1)	264,728	265,369	282,737	269,899	271,407
Average Patient Charge (APC) (2)	$348	$352	$350	$368	$361
Days Sales Outstanding (DSO) (3)	64	64	62	60	59

(1)	Defined as emergency and non-emergency medical patient transports from continuing operations.

(2)	Net medical transport APC is defined as gross ambulance transport revenue less provisions for contractual allowances applicable to Medicare, Medicaid and other third-party payers and uncompensated care divided by medical transports from continuing operations.

(3)	DSO is calculated using the average accounts receivable balance on a rolling 13-month basis and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.

Fiscal 2009 Financial Guidance Confirmed

The Company confirmed its guidance for the fiscal year ending June 30, 2009, expecting EBITDA from continuing operations to be in the range of $54.0 million to $58.0 million and capital expenditures to be in the range of $15.0 million to $18.0 million.

Conference Call to Discuss Results

The Company will discuss results in a conference call today beginning at 8 a.m. Pacific/9 a.m. Mountain/11 a.m. Eastern. To access the conference call, dial 800-949-2165 (domestic) or 719-234-0008 (international). The call will be broadcast live on the Company’s web site at www.ruralmetro.com. A telephone replay will be available from approximately 2 p.m. (Eastern) today through midnight

(Eastern) November 11, 2008. To access the replay, dial 888-203-1112. From international locations, dial 719-457-0820. The required pass code is 8243927. An archived webcast will be available following the call at www.ruralmetro.com.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 22 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The foregoing reflects the Company's views about its future financial condition, performance and other matters that constitute "forward-looking" statements as such term is defined by the federal securities laws. Many of these statements can be found by looking for words such as "may," "will," "expect," "anticipate," "believe," "estimate," "should," "continue," "predict," "preliminary" and similar words used herein in connection with any discussions of future operating or financial performance or business prospects. We may also make forward-looking statements in our earnings reports filed with the Securities and Exchange Commission (SEC), earnings calls and other investor communications. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including those relating to the Company’s future business prospects, working capital, cash flow, EBITDA, capital expenditures, payroll expense, repayment of debt, insurance coverage and claim reserves, unexpected governmental investigations, capital needs, operating results and compliance with debt facilities. In addition, the Company may face risks and uncertainties related to uncompensated care and its ability to collect its accounts receivable and other factors that are listed in its periodic reports filed under the Securities Exchange Act. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

(RURL/F)

###

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	(Unaudited)
	September 30, 2008	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$17,349	$15,907
Accounts receivable, net	75,692	76,131
Inventories	8,471	8,456
Deferred income taxes	24,998	22,263
Prepaid expenses and other	19,238	18,946

Total current assets	145,748	141,703
Property and equipment, net	48,142	46,938
Goodwill	37,700	37,700
Deferred income taxes	47,467	50,773
Insurance deposits	941	989
Other assets	15,703	16,108

Total assets	$295,701	$294,211

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$14,614	$16,147
Accrued liabilities	61,866	55,139
Deferred revenue	22,253	21,901
Current portion of long-term debt	370	374

Total current liabilities	99,103	93,561
Long-term debt, net of current portion	274,251	279,017
Other long-term liabilities	28,897	29,536

Total liabilities	402,251	402,114

Minority interest	2,493	1,966

Stockholders’ deficit:
Common stock, $0.01 par value, 40,000,000 shares authorized,
24,822,726 shares issued and outstanding at September 30, 2008 and June 30, 2008	248	248
Additional paid-in capital	154,963	154,918
Treasury stock, 96,246 shares at both September 30, 2008 and June 30, 2008	(1,239)	(1,239)
Accumulated other comprehensive loss	(430)	(439)
Accumulated deficit	(262,585)	(263,357)

Total stockholders’ deficit	(109,043)	(109,869)

Total liabilities, minority interest and stockholders' deficit	$295,701	$294,211

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,
	2008	2007
Net revenue	$124,426	$117,351

Operating expenses:
Payroll and employee benefits	76,433	74,128
Depreciation and amortization	3,394	3,051
Other operating expenses	29,764	26,890
General/auto liability insurance expense	3,470	3,800
Loss on sale of assets	(196)	3

Total operating expenses	112,865	107,872

Operating income	11,561	9,479
Interest expense	(7,813)	(7,750)
Interest income	115	142

Income from continuing operations before income taxes and minority interest	3,863	1,871
Income tax provision	(2,239)	(966)
Minority interest	(527)	(505)

Income from continuing operations	1,097	400
Income (loss) from discontinued operations, net of income taxes	(325)	11

Net income	$772	$411

Income (loss) per share:
Basic -
Income from continuing operations	$0.04	$0.02
Income (loss) from discontinued operations	(0.01)	0.00

Net income	$0.03	$0.02

Diluted -
Income from continuing operations	$0.04	$0.02
Income (loss) from discontinued operations	(0.01)	0.00

Net income	$0.03	$0.02

Average number of common shares outstanding - Basic	24,823	24,738

Average number of common shares outstanding - Diluted	24,915	24,988

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$772	$411
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	3,396	3,140
Accretion of 12.75% Senior Discount Notes	2,328	2,080
Deferred income taxes	565	566
Amortization of deferred financing costs	614	541
Loss on sale of property and equipment	1	14
Earnings of minority shareholder	527	505
Stock based compensation expense	45	—
Change in assets and liabilities -
Accounts receivable	439	(4,421)
Inventories	(15)	(63)
Prepaid expenses and other	694	459
Insurance deposits	48	(485)
Other assets	(248)	2,840
Accounts payable	(2,009)	988
Accrued liabilities	5,741	1,084
Deferred revenue	352	97
Other liabilities	(639)	191

Net cash provided by operating activities	12,611	7,947

Cash flows from investing activities:
Purchases of short-term investments	—	(5,000)
Sales of short-term investments	—	2,500
Capital expenditures	(4,071)	(2,313)
Proceeds from the sale of property and equipment	—	3

Net cash used in investing activities	(4,071)	(4,810)

Cash flows from financing activities:
Repayment of debt	(7,098)	(5,009)
Distributions to minority shareholders	—	(300)

Net cash used in financing activities	(7,098)	(5,309)

Increase (decrease) in cash and cash equivalents	1,442	(2,172)
Cash and cash equivalents, beginning of period	15,907	6,181

Cash and cash equivalents, end of period	$17,349	$4,009

Supplemental disclosure of non-cash operating activities:
Increase in current assets and accrued liabilities for general liability insurance claim	$986	$—
Increase in accumulated deficit, other liabilities and decrease in deferred taxes upon adoption of FIN 48	$—	$12,826
Supplemental disclosure of non-cash investing activities:
Property and equipment funded by liabilities	$1,368	$12

RURAL/METRO CORPORATION

RECONCILIATION OF INCOME FROM CONTINUING AND DISCONTINUED OPERATIONS TO EBITDA

(unaudited)

(in thousands)

	Three Months Ended September 30,
	2008	2007
Income from continuing operations	$1,097	$400
Add (deduct)
Depreciation and amortization	3,394	3,051
Interest expense	7,813	7,750
Interest income	(115)	(142)
Income tax provision	2,239	966

EBITDA from continuing operations	14,428	12,025

Income from discontinued operations	(325)	11
Add (deduct)
Depreciation and amortization	2	89
Income tax provision	(301)	10

EBITDA from discontinued operations	(624)	110

Total EBITDA	$13,804	$12,135